Global AI

Executive Employment Agreement

This Executive Employment Agreement (this "**Agreement**") is entered between Scott Clark (the "**Executive**"), and Global AI Inc., a Nevada corporation, on behalf of itself and its affiliates (collectively, the "**Company**"), as of August 15, 2025.

In consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1. Term. The term of the Executive's employment under this Agreement shall commence on August 15, 2025 ("**Start Date**") and shall continue until terminated in accordance with Section 7 of this Agreement.

2. Position and Duties.

2.1 Position. The Executive shall serve as the Chief Revenue Officer of the Company, reporting to the Chief Executive Officer (the "**CEO**"). Executive may act as an officer of the Company's Affiliates, as determined by the respective Boards of Directors of such Affiliates. "**Affiliate**" means an entity which controls, is controlled by, or is under common control with the Company.

2.2 Duties. During the Term, the Executive shall devote all of Executive's business time and attention to the performance of Executive's duties to the Company and its Affiliates. Executive will not engage in any other business, profession or occupation for compensation or otherwise which would, in the reasonable determination of the CEO, conflict with the business of the Company or interfere with the Executive's performance of such duties. Executive acknowledges that the position will require long hours and weekend availability. Executive will engage in weekly and monthly performance reviews with the CEO and quarterly KPI and strategy reviews with the Company's Board of Directors (the "**Board**").

2.3 KPI's. The Executive will be responsible for achievement of the KPI's set from time to time by the CEO. The KPI's and initial targets are set forth in Exhibits A and B to this Agreement.

3. Place of Performance. The Executive will initially be based in Atlanta, Georgia. The Executive acknowledges that the position requires frequent domestic and international travel, including travel to New York City on a weekly basis or as otherwise directed by the CEO. The Executive further acknowledges that the position may in the future require the Executive to

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relocate to New York City. In the event the Company requires the Executive to relocate to New York City, New York, the Company shall bear the full and reasonable costs of relocation from Atlanta, Georgia, to New York City, up to a maximum of $7,500, including but not limited to real estate brokerage fees, packing, transportation, and unpacking. . Executive will submit receipts for expenses in accordance with and otherwise comply with the Company's expense reimbursement policies. Such reimbursement costs will be grossed-up to cover Executive's income tax obligations with respect to such reimbursement.

4. Cash Compensation.

4.1 Initial Base Compensation. The Company shall pay the Executive base compensation (the "**Base Compensation**") at the initial annualized rate of US$250,000. The Base Compensation will be subject to adjustment from time to time by the Board. The position is a salaried, exempt position, and the Executive will not be entitled to overtime pay.

4.2 Incentive Compensation. Executive will be eligible for annual incentive compensation ("**Bonus**") in a maximum amount of 100% of the then-current annual Base Compensation, based on Executive's and the Company's achievement of KPI's for each calendar year (pro-rated for partial calendar years). The CEO shall assess the Executive's performance and the Board shall assess the Company's performance every quarter. The Bonus payment date will be no later than March 15 following the year in which the Bonus, if any, was earned. Unless otherwise set forth below, the Executive must be an Active Employee in Good Standing on the Bonus payment date to be eligible for the Bonus. "**Active Employee in Good Standing**" means the Executive is employed by the Company or an Affiliate, has not tendered notice of resignation, and has not behaved in a manner that would be grounds for discharge for Cause (as defined in Section 7.4(a)) in the Board's good faith determination. The initial Bonus structure is set forth in Exhibit C to this Agreement.

The Board of Directors shall have sole discretion to set targets and determine achievement of targets and the amount of any Bonus.

5. Equity Awards. Subject to the approval of the Board of Directors, the Executive will be eligible for stock option grants or restricted stock awards as follows. Each equity award will be subject to the terms of the 2025 Global AI, Inc. Equity Incentive Plan or such other equity incentive plan as may be in force from time to time, and to the terms of the applicable equity grant agreement. The Executive must be an Active Employee in Good Standing on the equity

grant date and on the vesting date, as applicable, to be eligible for each equity grant and vesting. Each equity grant is subject to the approval of the Board.

5.1 Performance Milestone Grant. An option to purchase 1.540.000 (one million five hundred forty thousand) shares of the Company's common stock, par value $0.001 ("common shares"), representing 1% of the outstanding and issued stock of the Company, on a fully-diluted basis, on the Start Date (the "**Performance Milestone Grant**"). The Performance Milestone Grant will vest upon achievement of the performance milestones described in the applicable equity grant agreement, which milestone will include the Company achieving sales targets and KPIs as determined by the Board. Subject to the approval of the Board, the Performance Milestone Grant will be made within 30 days of the Start Date.

5.2 Market Cap Milestone Grant.
An option to purchase 1.540.000 (one million five hundred forty thousand) shares of the Company's common stock, par value $0.001 ("common shares"), representing 1% of the outstanding and issued stock of the Company, on a fully-diluted basis, on the Start Date (the "**Market Cap Milestone Grant**").
The Market Cap Milestone Grant will vest upon the Executive's achievement of Performance Milestones and of Company's achievement of the respective milestones described in 5.2(a), (b), (c), (d), as further described in the applicable equity grant agreement. Unless otherwise set forth herein, the Executive must be an Active Employee in Good Standing on each of the Market Cap Milestone Grant sale date and on vesting dates:

(a) When the Company's market cap valuation ("**MCV**") is equal to at least Five Hundred Million U.S. Dollars (US$500,000,000) and a daily minimum of One Million Two Hundred and Fifty Thousand U.S. Dollars (US$1,250,000) in dollar volume liquidity in the stock on an average basis calculated over a period of twenty (20) consecutive trading days (the "**First Tranche Date**"), Executive can exercise an option to purchase Three Hundred Eight Thousand (308,000) common shares, as of the First Tranche Date (the "**First Tranche Milestone**"). For the sake of clarity, there will be no compensation issued to the Executive for any MCV above $500,000,000 until the Second Tranche Milestone (as defined below) is achieved.

(b) When the Company's MCV is equal to at least Seven Hundred Fifty Million U.S. Dollars (US$750,000,000) and a daily minimum of Two Million Five Hundred Thousand U.S. Dollars (US$2,500,000) in dollar volume liquidity in the stock on an average basis calculated over a period of twenty (20) consecutive trading days (the "**Second Tranche Date**"), the Executive can exercise an option to purchase Three Hundred Eight Thousand (308,000)

common shares as of the Second Tranche Date (the "**Second Tranche Milestone**"). For the sake of clarity, there will be no compensation issued to the Executive for any MCV above $750,000,000 until the Third Tranche Milestone (as defined below) is achieved.

(c) When the Company's MCV is equal to at least One Billion U.S. Dollars (US$1,000,000,000) and a daily minimum of Three Million Seven Hundred Fifty Thousand U.S. Dollars (US$3,750,000) in dollar volume liquidity in the stock on an average basis calculated over a period of twenty (20) consecutive trading days (the "**Third Tranche Date**"), Executive can exercise an option to purchase Three Hundred Eight Thousand (308,000) common shares as of the Third Tranche Date (the "**Third Tranche Milestone**"). For the sake of clarity, there will be no compensation issued to the Executive for any MCV above $1,000,000,000 until the Fourth Tranche Milestone (as defined below) is achieved.

(d) When the Company's MCV is equal to at least One Billion Two Hundred Fifty Million U.S. Dollars (US$1,250,000,000) and a daily minimum of Five Million U.S. Dollars (US$5,000,000) in dollar volume liquidity in the stock on an average basis calculated over a period of twenty (20) consecutive trading days (the "**Fourth Tranche Date**"), Executive can exercise an option to purchase Three Hundred Eight Thousand (308,000) common shares as of the Fourth Tranche Date (the "**Fourth Tranche Milestone**"). For the sake of clarity, there will be no compensation issued to the Executive for any MCV above $1,250,000,000 until the Fifth Tranche Milestone (as defined below) is achieved.

(e) When the Company's MCV is equal to at least One Billion Five Hundred Million U.S. Dollars (US$1,500,000,000) and a daily minimum of Seven Million Five Hundred Thousand U.S. Dollars (US$7,500,000) in dollar volume liquidity in the stock on an average basis calculated over a period of twenty (20) consecutive trading days (the "**Fifth Tranche Date**"), Executive can exercise an option to purchase Three Hundred Eight Thousand (308,000) common shares as of the Fifth Tranche Date (the "**Fifth Tranche Milestone**"). Collectively, the First Tranche Milestone, the Second Tranche Milestone, the Third Tranche Milestone, the Fourth Tranche Milestone and the Fifth Tranche Milestone shall be referred to as the "**Market Cap Milestones**".

(f) For purposes of this Agreement, "**VWAP**" shall mean, for any date, the volume-weighted average price determined as follows:

(1) If the Common Stock is then listed for trading on the OTC

Markets or a United States or Canadian national securities exchange (as applicable, the "**Trading Market**"), then the volume-weighted average (rounded to the nearest $0.0001) closing price of the Common Stock on such Trading Market during the 20-trading day period immediately prior to the applicable measurement date, as reported by such Trading Market or other reputable source;

(2) if the Common Stock is not then listed or quoted for trading on a Trading Market, and if prices for the Common Stock are then reported in the "Pink Sheets" published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; and

(3) if the VWAP cannot be calculated for the Common Stock on such date on either of the bases set forth above, the VWAP of the Common Stock on such date shall be the fair market value of such security as determined in good faith by the Board after taking into consideration factors the Board may deem appropriate.

6. Employee Benefits.

6.1 Employee Benefit Plans.

(a) During the term of employment, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company from time to time (collectively, "**Employee Benefit Plans**"), subject to any eligibility requirements of the applicable Employee Benefit Plans. The Employee Benefit Plans currently include comprehensive executive health insurance coverage. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

(b) The Base Compensation includes the cost to the Company of providing a 401(k) plan match, if any, to the Executive.

6.2 Paid Time Off, Sick Days and Leave. Executive shall be entitled to take off as much time as needed or as appropriate ("FTO"), consistent with Executive's professional responsibilities and the Company's business needs, and subject to the CEO's prior approval. Because FTO is not an accrued benefit, Employee will not be eligible for a payout of FTO at the time of separation the Company, regardless of the reason for the separation. The Executive will be entitled to paid sick leave in accordance with applicable law. The Executive will be

entitled to leaves of absence in accordance with the Company's policies as in effect from time to time and applicable law.

6.3 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of Executive's duties, subject to the Executive's compliance with the Company's expense reimbursement policies and procedures.

6.4 Directors' and Officers' Liability Insurance and Indemnification. With respect to the Executive's acts or failures to act while employed by the Company in the Executive's capacity as an officer, employee or agent of the Company and/or its Affiliates, the Executive shall be entitled to: (i) indemnification from the Company to the maximum extent permitted by law; and (ii) directors' and officers' liability insurance coverage, in each case on the same basis as other directors and officers of the Company.

7. Termination. This Agreement and the Executive's employment hereunder may be terminated as provided for in this Section 7.

7.1 Termination for Cause or Resignation or Without Good Reason. The Company may terminate the Executive's employment with immediate effective for Cause (as defined below) without prior notice, and the Executive may resign at any time with immediate effective, without prior notice. If the Executive's employment is terminated by the Company for Cause, or if the Executive resigns, the Executive shall be entitled to receive:

(i) The accrued but unpaid salary portion of the Base Compensation as of the date of separation from Executive's employment ("**Separation Date"**);

(ii) reimbursement for unreimbursed business expenses properly incurred by the Executive through the Separation Date, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and

(iii) such employee benefits, if any, to which the Executive may be entitled under the Company's Employee Benefit Plans as of the Separation Date. For the avoidance of doubt, the Executive will not be entitled to any portion of Bonus in the event of termination for Cause.

Items 7.1(i) through 7.1(iii) are referred to collectively as the "**Accrued Obligations**".

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7.2 Termination without Cause or For Good Reason. Without prior notice to the Executive, the Company may terminate the Executive's employment at any time without Cause and without prior notice. If the Executive's employment is terminated by the Company without Cause, the Executive shall be entitled to receive:

(i) The Accrued Obligations; and

(ii) Monthly separation payments in a total amount equal to one month's Base Compensation, plus one additional month's Base Compensation for each year or partial year worked beginning as of January 01, 2026 (the "**Severance Benefits**"). If the Executive is terminated without Cause after meeting the Bonus requirements in this Agreement in any given Company fiscal / calendar year, as determined in good faith by the Board, the Company will pay an amount equal to the Bonus as part of the Severance Benefits. Payment of the Severance Benefits is contingent upon the Executive's timely execution, delivery, and non-revocation of a release of claims in favor of the Company, its Affiliates, and their respective officers and directors in a form provided by and reasonably satisfactory to the Company (the "**Release**").

7.3 Termination for Death or Disability. The Executive's employment hereunder shall terminate automatically upon the Executive's death during the Term. The Company may terminate the Executive's employment on account of the Executive's Disability (as defined below). In the case of a termination for Disability, such termination shall be effective as of the last day of the month in which the Company shall have given notice to the Executive of its intention to terminate the Executive's employment for Disability. In the event of termination due to death or Disability, the Executive or the Executive's estate will be entitled to the Severance Benefits.

7.4 Definitions. For purposes of this Agreement, the following definitions apply:

(a) "**Cause**" shall mean:

(i) the Executive's engagement in dishonesty or misconduct which is related to the Executive's employment or duties to the Company or any Affiliate;

(ii) the Executive's act of embezzlement, misappropriation or fraud, whether or not related to the Executive's employment with the Company;

(iii) the Executive's conviction of or plea of guilty or *nolo contendere* to a crime that constitutes a felony (or state law equivalent) or any crime involving moral turpitude;

(iv) conduct by the Executive which, in the good faith determination of the Board, is likely to have the effect of injuring the reputation, business or any business relationship of the Company or its Affiliates;

(v) the Executive's violation of a material written policy of the Company including, but not limited to, the Company's anti-discrimination and anti-harassment policies, the Company's governance standards, and the Company's compliance guidelines, and all other policies applicable to publicly traded companies;

(vi) the Executive's violation of any applicable law, court order or regulation including, but not limited to, the Foreign Corrupt Practices Act and its foreign equivalents;

(vii) the Executive's gross negligence or wilful misconduct in the performance of the Executive's duties, as determined in good faith by the Board;

(viii) the Executive's failure to comply with any valid and legal directive of the CEO or the Board following ten (10) days' written notice of such failure;

(ix) the Executive's failure to cure any material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company or any Affiliate within ten (10) days after delivery of written notice of breach by the Company.

(b) "**Disability**" shall mean the Executive's inability, due to physical or mental incapacity, to substantially perform the Executive's duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period and/or any one hundred twenty (120) consecutive day period, with or without reasonable accommodation, as reasonably determined by the Board. The Executive agrees to undergo an examination by a physician chosen by the Board and consented to by the Executive or the Executive's representative, such consent not to be unreasonably withheld.

(c) **Executive Resignation for Good Reason.** Executive may terminate his or her employment for "Good Reason" upon written notice to the Company, provided that the Executive affords the Company thirty (30) days to cure the condition (if curable). For purposes of this Agreement, "**Good Reason**" shall mean, without the Executive's prior written consent:

(1) **Material Reduction in Compensation.** A material reduction in the Executive's base salary, target bonus opportunity, total cash compensation, or total equity compensation, other than a reduction in compensation of all similarly-situated executives of the Company;
(2) **Material Diminution of Duties.** A material diminution of the Executive's position, authority, duties, or responsibilities, or assignment to a position of materially reduced status, title, or reporting relationship;
(3) **Breach by the Company.** A material breach by the Company of this Agreement or of any other written agreement between the Company and the Executive; or
(4) **Failure to Pay.** The Company's failure to pay any material amounts when due under this Agreement.

If the Company does not cure any and all conditions giving rise to a Resignation for Good Reason within such thirty (30)-day period, the Executive's resignation shall become effective as of the date specified in the Executive's notice, and such resignation shall be treated for all purposes of this Agreement as a termination by the Company without Cause. For the avoidance of doubt, such Resignation for Good Reason shall entitle Executive to all Severance Benefits provided in this Agreement.

7.5 Resignation from All Other Positions. Upon termination of the Executive's employment hereunder for any reason and/or pursuant to any provision(s) herein, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its Affiliates, if any. The Executive will, upon request, submit such resignation in writing.

8. Section 280G. If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change of Control or the Executive's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the "**280G Payments**") constitute "parachute payments" within the meaning of Section 280G of the Code and would, but for this Section 8, be subject to the excise tax imposed under Section 4999 of the Code (the "**Excise Tax**"), then Executive shall be entitled to receive 280G Payments only

up to the 280G threshold (2.99 times the Base Amount as defined in Code section 280G(b)(3)), unless, the Executive would receive a greater net after tax benefit through payment of the full amount of the 280G Payments (taking into account the 20% excise tax), in which case the Executive shall receive the full amount of the 280G Payments otherwise payable. Any reduction of the 280G Payments shall be conducted in compliance with Code section 409A, and such reduction will be designed to deliver those 280G Payments that provide greatest overall economic value to the Executive. The Company will not provide any gross-up with respect to the 280G Payments.

9. Cooperation. The parties agree that certain matters in which the Executive will be involved in connection with Executive's employment may necessitate the Executive's cooperation in the future. Accordingly, during the Term hereof and following the termination of the Executive's employment for any reason, to the extent reasonably requested by the Board or its representatives (including legal counsel), the Executive agrees to cooperate with the Company in connection with matters arising out of the Executive's service to the Company or employment therewith; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. The Company shall reimburse the Executive for reasonable out-of-pocket expenses actually incurred by Executive in connection with such cooperation in accordance with the Company's expense reimbursement policies then in effect. In addition, if the Executive is not then receiving Severance Benefits from the Company, to the extent permitted by applicable law, the Company shall pay the Executive reasonable compensation for the Executive's loss of time in connection with such cooperation.

10. Confidential Information. The Executive understands and acknowledges that during the Term, in the Executive's role as a senior executive of the company, the Executive will have access to and learn about the Company's Confidential Information.

10.1 Definition. For purposes of this Agreement, "**Confidential Information**" includes, but is not limited to, all information of the Company, its Affiliates, or any of their respective clients, customers, suppliers, investors, or other business relations, that is not generally known to the public, whether in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, methods, policies, plans, publications, documents, research, operations, services, techniques, transactions, know-how, trade secrets, computer programs, databases, records, financial information, marketing information, pricing information, design information, developments, market studies, sales information, revenue, costs, formulae, algorithms, product plans, designs, models, client information, client lists, of the Company or its

businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence, and/or all other information of a proprietary, confidential, and/or sensitive nature. The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Confidential Information shall not include any data or information that is described as a trade secret under applicable law that: (a) has been voluntarily disclosed to the public by the Company or has become generally known to the public (except where such public disclosure has been made by or through Executive or by a third person or entity with the knowledge of Executive without authorization by the Company); (b) has been independently developed and published or otherwise disclosed by parties other than Executive or the Company, without a breach of any obligation of confidentiality by any such person running directly or indirectly to the Company, or developed and published or otherwise disclosed by Executive prior to the Start Date, to which Executive retains full rights, title, and ownership regardless of whether Executive may use such data and information during the course of performing Executive's obligations under this Agreement; ***or*** (c) otherwise enters the public domain through lawful means.

10.2 Disclosure and Use Restrictions. The Executive agrees and covenants:
(i) to treat all Confidential Information as strictly confidential;

(ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company) except as required in the performance of the Executive's authorized employment duties or with the prior written consent of the Board; and

(iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of Executive's employment duties or with the prior consent of the Board.

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10.3 Nothing herein shall be construed to prevent or prohibit the Executive from providing truthful testimony on any non-privileged subject matter in response to a valid and lawful subpoena, court order, regulatory or governmental agency request, or other judicial, administrative, or legal process or as otherwise required by law, in which event the Executive shall notify the Company of such subpoena, court order, regulatory or governmental request, or other judicial, administrative or legal process or legal requirement (as applicable) in writing, unless prohibited to do so by law, as promptly as practicable after receiving any such request and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is feasible) so that the Company may seek a protective order or other appropriate remedy; provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order.

10.4 Exceptions; Defend Trade Secrets Act. Notwithstanding the foregoing and for the avoidance of doubt, nothing herein shall prohibit or restrict the Executive from reporting, without prior authorization from or notification to the Company, possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation. The Executive is hereby notified that, pursuant to 18 U.S.C. § 1833(b) of the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, the Executive is further notified that an individual who files an action or lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the individual's attorney and use the trade secret information in a proceeding if the individual: (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret except pursuant to court order.

11. Restrictive Covenants.
11.1 Acknowledgment. The Executive understands and acknowledges that the nature of the Executive's position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company, that the Executive’s skills are unique; and that

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the Executive has obtained and will obtain knowledge and skill relevant to the Company's industry, methods of doing business, and marketing strategies by virtue of the Executive's employment and continued employment with the Company. The Executive further understands and acknowledges that the Company's ability to reserve the use of Confidential Information for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity. The Executive acknowledges and agrees that the restrictive covenants herein are reasonable and reasonably necessary to protect the legitimate business interests of the Company, including its Confidential Information, customer relationships and goodwill.

11.2 Non-competition.

(a) Because of the Company's legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Term, and for the period of nine (9) months after the termination of Executive's employment for any reason, the Executive agrees and covenants not to provide services similar to the services that the Executive provides to the Company, or invest in, a Competing Business, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, except on behalf of the Company.

(b) A "**Competing Business**" is an entity engaged in the same or similar business as the Company or its parent, and their respective subsidiaries, which is a publicly traded, roll up strategy of majority owned artificial intelligence technology companies. Executive acknowledges and agrees that a Competing Business of the Company also includes any business or activity in which the Company is engaged, in research and development, or is demonstrably planning to conduct, each as of the Separation Date.

(c) Nothing herein shall prohibit the Executive from purchasing or owning less than two percent (2%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

(d) Following expiration of any period in which the Executive is receiving Severance Benefits from the Company under Section 7 of this Agreement, the Company may, at its option, either pay the Executive a monthly amount equal to the salary portion of the Executive’s monthly Base

Compensation in effect as of the Separation Date for the remainder of the non-competition period, or waive the Company's right to enforce this provision for the remainder of the non-competition period.

11.3 Non-solicitation of Employees. During the Term and for a period of twelve (12) months after the separation from employment for any reason, the Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce (or attempt to induce) any person to terminate such person's employment with the Company (including its parent or any affiliate or subsidiary thereof), provided that such person was employed by the Company (or any parent, affiliate, or subsidiary thereof) as of and/or at any time during the twelve (12) month period prior to the Separation Date. This covenant will not be deemed to prohibit general solicitation for employment which are not targeted at the Company's employees.

11.4 Non-solicitation of Customers. The Executive understands and acknowledges that because of the Executive's experience with and relationship to the Company, the Executive has access to and will learn about, much or all of the Company's customer information, and will have formed customer relationships. The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm to the Company. Therefore, Executive agrees and covenants, during the Term and for a period of twelve (12) months after the separation from employment for any reason, not to directly or indirectly solicit, contact, attempt to contact, or meet with, (i) any Company customers who the Executive directly or indirectly (including by way of Company employees whom Executive managed or supervised) contracted with or solicited at any time in the two (2) year period prior to the Separation Date or about whom Executive accessed or received Confidential Information at any time during Executive's employment, or (ii) any potential customers whom the Executive solicited or contacted within the six (6) month period before the Separation Date; in either case, for purposes of or in any way relating to the offering or providing of products, goods or services similar to or competitive with those offered by the Company.

12. Non-disparagement. The Executive agrees and covenants that the Executive will not during and after the Term, directly or indirectly make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements ("disparage") concerning the Company, its reputation, its businesses, or any of its employees, officers or directors. During and after the Term, the Company will direct the directors and officers of the Company not to disparage the Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive or

any directors or officers of the Company from making truthful statements that are required by applicable law, regulation or legal process, or interfere with any rights the Executive may have under Section 7 of the National Labor Relations Act or other applicable law.

13. Remedies. The Executive acknowledges that Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon Executive pursuant to Sections 10, 11 and/or 12 hereof. The Executive agrees without reservation that each of the restraints contained herein may be necessary for the reasonable and proper protection of the relationships (client, customer, personnel, and business), goodwill, Confidential Information and other legitimate interests of the Company (including its parent, affiliates, and subsidiaries), and that each of these restraints, individually or in the aggregate, will not impose upon Executive any undue hardship or prevent Executive from pursuing a livelihood or obtaining other suitable employment during the period in which the Executive is bound by them. In the event of a breach or threatened breach by the Executive of Sections 10, 11 or 12 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to all other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation. The Executive agrees that the length and/or time period of each of the restraints herein shall be tolled, and shall not run, during any period of time in which Executive is in violation of the terms thereof, in order that the Company shall have all the agreed-upon temporal protection recited herein.

14. Proprietary Rights.
14.1 Work Product. The Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during Executive's employment and/or continued employment and during the Term, and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and

electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, "**Work Product**"), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, "**Intellectual Property Rights**"), shall be the sole and exclusive property of the Company. Work Product includes, but is not limited to, Company publications, research, strategies, discoveries, techniques, know-how, results, developments, algorithms, product designs, inventions, trade secrets, original works of authorship, and discoveries.

14.2 Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive's entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company's rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

14.3 Further Assurances; Power of Attorney. During and after the Term, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect and transfer to the Company the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive's behalf in the Executive's name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the

Executive does not promptly cooperate with the Company's request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive's subsequent incapacity.

15. Governing Law: Jurisdiction and Venue.

(a) This Agreement, for all purposes, shall be construed in accordance with the laws of the state in which the Executive is based at the time a dispute arises or, should he dispute arise after the Separation Date, where the Executive was based as of the Separation Date, without regard to conflicts of law principles.

(b) Arbitration. The Executive and the Company shall submit to mandatory and exclusive binding arbitration any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association via videoconference or, if agreed by the parties, in the State of New York, New York County, before a single neutral arbitrator, in accordance with AAA Employment Arbitration Rules and Procedures in effect at that time. The parties hereby waive any rights they may have to have any such claims tried before a judge or jury. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. Executive and the Company will equitably share the costs of arbitration to the greatest extent permitted by the AAA Employment Arbitration Rules and Procedures. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

16. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

17. Waiver. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the

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other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

18. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify and/or reform any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted, to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

19. Captions; Ambiguities. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. Any rule or principle of law that provides that ambiguities are to be construed against the drafting party shall not apply to this Agreement or the interpretation of any provision hereof.

20. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

21. Section 409A.
21.1 General Compliance. This Agreement is intended to comply with or be exempt from Section 409A and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each instalment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of

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employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A. In the event the Company and the Executive determine that this Agreement or payments under this Agreement fail to comply with Section 409A, the Company and the Executive shall reasonably cooperate to modify or amend this Agreement to result in compliance under Section 409A while preserving to the extent practicable the intended economics of this Agreement.

21.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with Executive's termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Separation Date (the "**Specified Employee Payment Date**") or, if earlier, on the Executive's death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

21.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:
(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;
(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and
(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

22. Successors and Assigns; Third-Party Beneficiaries. This Agreement is personal to the Executive and shall not be assigned by the Executive. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall

inure to the benefit of the Company and permitted successors and assigns, and all references herein to the "Company" shall be construed to include any and all permitted successors and/or assigns thereto. Nothing herein is intended to or shall be construed to create any third-party beneficiaries other than the parent, affiliates, and subsidiaries of the Company, all of which are expressly intended as third-party beneficiaries of this Agreement (including any amendments or modifications hereafter).

23. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by reliable overnight courier with a copy by e- mail. Notices to the Company will be sent to the Company's principal place of business, to the attention of the CEO. Notices to the Executive will be sent to the Executive's address as maintained in the Company's personnel records.

24. Representations of the Executive. The Executive represents and warrants to the Company that the Executive's execution of this Agreement and performance hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which the Executive is a party or is otherwise bound.

25. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

26. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

27. Authorization and Background Check. As required by law, Executive's employment with the Company is contingent upon Executive's providing legal proof of your identity and authorization to work in the United States. In addition, Executive's employment is contingent on satisfactory review of a background check. The failure to satisfy either of the conditions set forth in this Section 27 will be grounds for termination without payment of Severance Benefits.

28. Acknowledgment of Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS

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Global AI

AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF THE EXECUTIVE'S CHOICE REGARDING THIS AGREEMENT, AND THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULTWITH AN ATTORNEY OF THE EXECUTIVE'S CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written below.

GLOBAL AI, INC.		SCOTT CLARK
By:	Signed by: [signature] 0E067E3B38F047A...	DocuSigned by: Scott Clark 52888CB52104414...
Name:	Nena Pergar	Scott Clark
Title:	Chairman	
Date:	8/15/2025	Date: 8/15/2025

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